Filed pursuant to Rule 424(b)(5)
                                                           File No. 333-137215

Pricing Supplement No. 88 dated August 8, 2007.
(To Prospectus dated September 8, 2006, and to Product Supplement SP-1, dated December 6, 2006)
This Pricing Supplement consists of 3 pages.

                        Hartford Life Insurance Company
                     Principal Protected Medium-Term Notes

The description in this pricing supplement of the particular terms of the following series of principal protected medium-term notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and the Product Supplement SP-1, dated December 6, 2006, both of which are hereby incorporated by reference.

                   Equity Indexed Notes due August 13, 2014

CUSIP Number:                     4165X2AW6
Series Number:                    407428
Trade Date:                       August 8, 2007
Issuance Date:                    August 13, 2007
Stated Maturity Date:             August 13, 2014
Supplemental Payments:            Yes [X]   No [ ]
  Relevant Index:                 S&P 500 Index
  Initial Index Level:            1,497.49
  Participation Rate:             100.00%
  Off-Set Amount:                 None.
  Minimum Return:                 None.
  Maximum Return:                 None.
  Index Valuation Date(s):        The 8th day of each month, starting on
                                  March 8, 2014, and ending on
                                  August 8, 2014.
Interest Rate, if any:            None.
  Interest Payment Frequency:     N/A
  Initial Interest Payment Date:  N/A
  Day Count Convention:           N/A
Price to Public:                  100%
Agent's Discount:                 3.25%

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [ ] is  [X] is not available.
   Annual Put Limitation:         N/A
   Individual Put Limitation:     N/A
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Calculation Agent:                Hartford Life Insurance Company

Other Provisions Relating
   to the Notes:                  None.

Special Tax Considerations: The "comparable yield" on the notes described herein will be 5.227%, compounded annually. This "comparable yield," results in a "projected payment schedule," per $1,000 of a Note, of a single payment at maturity of $1,428.53. The table below shows the OID that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.

       CALENDAR YEAR      ACCRUED OID PER     TOTAL ACCRUED OID PER $1,000
                            $1,000 NOTE           NOTE THROUGH YEAR-END
-------------------------------------------------------------------------------
        2007 (from 8/13)       $19.77                      $ 19.77
            2008               $53.31                      $ 73.08
            2009               $56.08                      $129.16
            2010               $59.03                      $188.19
            2011               $62.10                      $250.29
            2012               $65.35                      $315.64
            2013               $68.77                      $384.41
        2014 (to 8/13)         $44.12                      $428.53

Neither the comparable yield nor the projected payment schedule constitutes a representation by us of the actual amount that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement SP-1, dated December 6, 2006, and consult your tax adviser regarding your particular circumstances.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Janney Montgomery Scott LLC; Merrill Lynch & Co.; Morgan Keegan & Company, Inc.; Morgan Stanley; NatCity Investments, Inc.; Raymond James; RBC Dain Rauscher, Inc.; Robert W. Baird & Co. Incorporated; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

NOTE: The Opinion regarding the enforceability of the Notes and the related Consent of Counsel for Hartford Life Insurance Company is given by Marin Lorenson, Associate Counsel.

             INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of August 13, 2007, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+

                       SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Index Return, reflecting the Ending Index Level, is as listed in the first column. The table reflects the actual Participation Rate for the series of Notes described herein.

   INDEX RETURN       INDEX RETURN X       SUPPLEMENTAL       TOTAL MATURITY
                    PARTICIPATION RATE       PAYMENT             PAYMENT
                        (100.00%)       (PER $1,000 NOTE)   (PER $1,000 NOTE)
-------------------------------------------------------------------------------
        80%                80%              $800.00             $1,800.00
        60%                60%              $600.00             $1,600.00
        40%                40%              $400.00             $1,400.00
        20%                20%              $200.00             $1,200.00
        10%                10%              $100.00             $1,100.00
         5%                 5%               $50.00             $1,050.00
         0%                 0%                 $0               $1,000.00
        -5%                 0%                 $0               $1,000.00
       -10%                 0%                 $0               $1,000.00
       -20%                 0%                 $0               $1,000.00
       -40%                 0%                 $0               $1,000.00
       -60%                 0%                 $0               $1,000.00
       -80%                 0%                 $0               $1,000.00

This table is illustrative only. See the Product Supplement SP-1 described above for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

Hartford Life Insurance Company or an affiliate ("Hartford Life"), may also act as the calculation agent, if so indicated in the pricing supplement. As calculation agent, Hartford Life will determine, among other things, the Initial Index Level, the Index Closing Level, Ending Index Level, the Index Return and the Supplemental Payment, if any, that Hartford Life will pay at maturity, as well as whether the Ending Index Level is equal to or greater than the Initial Index Level. As calculation agent, Hartford Life will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Hartford Life may have interests adverse to the interests of the holders of the Notes, particularly where Hartford Life, as the calculation agent, exercises discretion.

The Prospectus and the Product Supplement SP-1 referred to above are both available on the SEC Website as follows:

Product Supplement SP-1, dated December 6, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306008408/0000930413-06-
008408-index.htm

Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/0000930413-06-
006622-index.htm